EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Meridian Resource Corporation
Houston, Texas
We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-8 (Files No. 333-86788, No. 333-40009, No. 333-83737, and No. 333-83735) and Form S-3 (Files No. 333-75414 and No. 333-89620) of The Meridian Resource Corporation (the “Company”) of our reports dated March 16, 2009, relating to the consolidated financial statements and the effectiveness of The Meridian Resource Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K. Our report related to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP

Houston, Texas
March 16, 2009